Exhibit 10.1
January 29, 2008
Wellington Management Company, LLP
75 State Street
Boston, MA 02109
Attn: Steven M. Hoffman

Re:	Amended and Restated Rights Agreement dated as of August 6, 2003 between Crown Crafts, Inc., a Delaware corporation (the “Company”), and Computershare Investor Services, LLC (as successor to SunTrust Bank), as amended by that certain Amendment No. 1 to Amended and Restated Rights Agreement dated as of July 12, 2006 and that certain Amendment No. 2 to Amended and Restated Rights Agreement dated as of August 30, 2006 (as so amended, the “Rights Plan”)
Ladies and Gentlemen:
     Wellington Management Company, LLP, a Massachusetts limited liability partnership (“Wellington”), has represented to the Company that it has investment discretion with respect to securities owned by certain of its client accounts (collectively, the “Wellington Group”). Wellington has further represented to the Company that the Wellington Group currently has beneficial ownership of an aggregate of 614,668 (the “Share Limit”) shares of the Company’s Series A Common Stock, par value $0.01 per share (such class of common stock, the “Common Stock”), which represents greater than 5% of the outstanding shares of Common Stock as of the date hereof. For purposes of this letter, the term “beneficial ownership” shall have the meaning given to it in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
     Subject to its receipt of this letter as executed by Wellington, the Board of Directors of the Company (the “Board”) has determined, pursuant to Section 1(a) of the Rights Plan, that (i) the beneficial ownership of a number of shares of the Common Stock by the Wellington Group up to the Share Limit will not jeopardize or endanger the availability to the Company of its net operating loss carryforwards to be used to offset the Company’s taxable income in the Company’s current fiscal year or future fiscal years and (ii) therefore, neither Wellington nor any member of the Wellington Group is, has been or, subject to Wellington’s continued compliance herewith, will be deemed to be an Acquiring Person (as defined in the Rights Plan). In connection with the foregoing, Wellington hereby covenants and agrees with the Company that neither Wellington nor any member of the Wellington Group will, directly or indirectly, acquire any shares of the Common Stock in excess of the Share Limit (other than by way of stock dividends or other distributions or offerings of securities made available to holders of Common Stock generally, including pursuant to the Rights Plan) without the prior written approval of the Board. The foregoing shall not prohibit any member of the Wellington Group from disposing of shares of Common Stock or, following any disposition or other decrease in the number of

Wellington Management Company, LLP
January 29, 2008

shares of Common Stock beneficially owned by the Wellington Group, thereafter obtaining beneficial ownership of a number of shares of Common Stock up to the Share Limit. It is understood and agreed that any client of Wellington that ceases to be a client of Wellington will no longer be considered a member of the Wellington Group, and any new clients of Wellington that hold shares of Common Stock will be considered a member of the Wellington Group. This letter agreement will terminate upon the expiration or termination of the Rights Plan.
     If this letter accurately reflects our understanding with respect to these matters, please sign this letter in the appropriate space below and return it to the undersigned at the address set forth above at your earliest convenience.

Sincerely,

CROWN CRAFTS, INC.

By:	/s/ E. Randall Chestnut
Its:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/ Robert J. Toner
Its:	Vice President and Counsel